Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
April 12, 2011	NASDAQ:ARTW

Art’s Way Manufacturing Announces First Quarter Results

Conference Call Scheduled For April 14th, 2011 At 10:00 AM Central Time

ARMSTRONG, IOWA, April 12, 2011 – Art’s Way Manufacturing Co., Inc. (NASDAQ:ARTW), a leading manufacturer and distributor of agricultural machinery, equipment and services today announced its first quarter financial results for the three months ended February 28, 2011.

In conjunction with the release, the Company has scheduled a conference call for April 14th, 2011 at 10:00 AM Central Time. J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s Way Manufacturing will be leading the call and discussing first quarter financial results, the status of the Company and an outlook for the balance of 2011.

What: Art’s Way Manufacturing First Quarter Financial Results
When: April 14th, 2011 10:00 AM Central Time.
How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Historical selected financial data related to all operations:
	For the Three Months Ended
	February 28, 2011	February 28, 2010
Revenue	$4,664,000	$5,580,000
Operating Income	$(659,000)	$123,000
Net Income (Loss)	$(485,000)	$34,000
EPS (Basic)	$(0.12)	$0.01
EPS (Diluted)	$(0.12)	$0.01
Weighted avg. shares outstanding:
Basic	4,010,068	3,990,352
Diluted	4,010,068	3,991,900

Revenue:  Total revenue decreased 16% from $5.58 million for the first fiscal quarter of 2010 to $4.66 million for the three months ended February 28, 2011.  Art’s Way Manufacturing Co., Inc. and Art’s Way Vessels, Inc. increased their three-month revenue by 2% and 114% respectively. These increases were offset by a 74% decrease in revenue for Art’s Way Scientific Co., Inc. during this same time period.

Income: We incurred an operating loss of $659,000 for the first fiscal quarter of 2011, compared to operating income of $123,000 for the same period in 2010. Net loss for the first fiscal quarter of 2011 was $485,000 compared to net income of $34,000 for the same period in 2010.

Consolidated gross profit margin for the first fiscal quarter of 2011 was 10%, compared to 24% for the same period one year ago. Each of our segments saw a decrease in gross profit margin, except Art’s Way Vessels, Inc., when compared to the same period in 2010.

The gross profit margin of Art’s Way Manufacturing decreased from 29% in the first fiscal quarter of 2010 to 17% in the three-month period ending February 28, 2011.  This decrease in gross margin for the quarter was primarily due to the expenses associated with preparing our West Union, Iowa facility for production and the carrying cost of the facility.  We currently have two production lines established and are working to increase the efficiency of those lines and train the new employees at this facility.  We are also in the planning stages of transferring two additional lines.

The gross profit margin of Art’s Way Vessels increased from -35% in the first fiscal quarter of 2010 to -19% in the three-month period ending February 28, 2011.  We hired a Production Manager on February 17, 2011.  We expect this hire to result in more efficient production and improved cost control, which we believe will lead to higher gross margins at Art’s Way Vessels.  In addition, we believe it will allow our General Manager to focus on sales opportunities.

The gross profit margin of Art’s Way Scientific decreased from 24% in the first fiscal quarter of 2010 to -3% in the three-month period ending February 28, 2011. This decrease in gross profit margin, resulted from sluggish and erratic sales, which we believe was due to general economic conditions.

Earnings per Share:  We incurred a loss per basic share of $-0.12 for the three months ended February 28, 2011 as compared to earnings per basic share of $0.01 for the three months ended February 28, 2010.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “It is important to note that both Art’s Way Manufacturing and Art’s Way Vessels had increases to sales in the first quarter. Art’s Way Scientific – Buildings for Science - had a decrease of $1,276,000. Scientific has been experiencing longer than expected approval processes as a result of the economic downturn and the lack of government stimulus funding.  Many of Scientific’s customers are government entities and universities. These organizations are struggling not only with funding, but many are facing budget cuts.  On the positive side, we continue to have exceptional interest in our modular laboratories, and, as a result of the lack of funding, customers are turning to Scientific for leasing alternatives. We currently have three laboratories leased and are building more for the express purpose of leasing.  We believe this will allow us to generate revenue from the lease and sell the facility when funding becomes available or re-lease for another project. Scientific’s lease and contract manufacturing backlog is climbing slowly and we are confident we are the ‘supplier of choice’ and can grow this segment by both leasing and sole-source manufacturing.

As for Art’s Way Vessels, I am pleased to report we have hired Mr. Larry Cornell as Production Manager in charge of production and plant efficiency. Pat O’Neill, General Manager, will lead our sales team.  Mr. Cornell, a 30-year manufacturing veteran, brings an extensive background in welding shops, project and manufacturing management. He has a track record of success and is a proven leader who is committed to the company’s mission of providing customers with pressure vessels that are built with consistent quality, delivered in a timely manner and priced competitively. He will be a great asset as we move forward with building a stronger Vessels division.

The biggest setback this quarter was our gross margins at Art’s Way Manufacturing, but this was expected and hopefully is a temporary occurrence. The decrease in gross margin for the quarter is primarily due to increased start up costs in West Union.  In 2010, we purchased 29 acres, 190,000 square foot manufacturing/office facility in West Union, Iowa.  We have moved a significant amount of inventory to this location and are in the process of preparing the building for additional production.  Many of our costs have gone up for this new facility while we have not yet realized the increase in production for the facility.  We currently have two production lines set up and are working to increase the efficiency of those lines and train new employees. This is an outstanding facility.  We expect to realize its benefits in the future and long term, as we believe it will allow us to gain valuable production space, increase production and will allow us to accommodate future acquisitions.

We believe the long-term market opportunity is exceptional for our Company and we are optimistic about the remainder of the year.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment, manure spreaders and top and bottom drive augers. After-market service parts are also an important part of the Company's business.

We have two wholly-owned subsidiaries. Art's Way Vessels, Inc. manufactures pressurized tanks and vessels; Art's Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

For More Information, Contact:	Jim Drewitz, Investor Relations
830-669-2466 jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com/

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our goal to increase production at our West Union, Iowa facility and transfer two additional lines to that facility, and the expected short and long term benefits of the West Union, Iowa Facility; (ii) the anticipated increase in demand for modular science laboratories; (iii) the anticipated benefits from hiring a Production Manager at Art’s Way Vessels; and (iv) our belief regarding the Company’s long-term market opportunity and performance during the remainder of the year, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the cost of raw materials, the management of growth, the availability of investment opportunities, and other factors detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

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